Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Place of Incorporation
Kabushiki Kaisha LogSuite*	Japan
Kabushiki Kaisha LogArchitects**	Japan
Kabushiki Kaisha OkinawaIgeto***	Japan
Kabushiki Kaisha Prostyle*	Japan
Kabushiki Kaisha ChinoTatemonoKanri****	Japan
Kabushiki Kaisha LogSuite*	Japan
LogKnot Vietnam Co., Ltd.*	Vietnam
Kabushiki Kaisha ProstyleRyokan*	Japan
Kabushiki Kaisha Kotakino*****	Japan
PROPOLIFE VIETNAM CO., LTD.*****	Vietnam
Yantai Propolife Wood Industry Limited*	People’s Republic of China

*100% owned subsidiary of Kabushiki Kaisha LogProstyle.

**100% owned subsidiary of Kabushiki Kaisha LogSuite.

***100% owned subsidiary of Kabushiki Kaisha LogArchitects

****100% owned subsidiary of Kabushiki Kaisha Prostyle.

*****100% owned subsidiary of Kabushiki Kaisha ProstyleRyokan.